UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2008

Storm Cat Energy Corporation

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32628	06-1762942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 17th Street, Suite 2310, Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 991-5070

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 13, 2008, Storm Cat (USA) Corporation (the “Borrower”), a wholly owned subsidiary of Storm Cat Energy Corporation (“Storm Cat”), received a notice of default (the “Notice”) from Wells Fargo Foothill, LLC, as agent (the “Agent”) under that certain Credit Agreement, dated as of December 27, 2007, as amended by that certain First Amendment to Credit Agreement, dated as of April 17, 2008 (the “Credit Agreement”) by and among Storm Cat (USA), the Agent and the lenders from time to time party thereto (the “Lenders”).  As reported in Storm Cat’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2008, Storm Cat is not in compliance with financial and minimum average daily production covenants set forth in the Credit Agreement for the quarter ended June 30, 2008.

As a result of the Event of Default, the Agent increased the rate of interest to the default rate of interest on the borrowings outstanding under the Credit Agreement, which default rate of interest is two percent (2.0%) higher than would otherwise be in effect on such loans.  The Lenders are no longer obligated to make any advances or extend credit pursuant to the Credit Agreement, but the Lenders may still make advances or other extend credit in their discretion.  In addition, the Notice stated that the Agent has issued instructions to each of Storm Cat’s and its subsidiaries’ depository banks directing such banks to forward by daily sweep all amounts held in Storm Cat’s depository accounts into the Agent’s account.  The Notice provides that the Agent and the Lenders reserve any and all rights, powers, privileges and remedies under the Credit Agreement and the other loan documents and by applicable law, which includes, without limitation, acceleration of all amounts due pursuant to the Credit Agreement, or foreclosure of the Agent’s mortgage and security interest in Storm Cat’s real and personal property.

The Borrower is currently in discussions with the Agent and the Lenders in order to seek a waiver or forbearance of the Event of Default or to amend the Credit Agreement.  There can be no assurance that the Borrower will be able to obtain a waiver, forbearance or amendment or that such a waiver, forbearance or amendment would be on terms acceptable to the Borrower.  If the Borrower is unable to obtain a waiver from the Agent and the Lenders, it could have a material adverse effect on Storm Cat’s business, financial condition, results of operations and cash flows.  As of August 13, 2008, the Borrower had approximately $65 million of borrowings outstanding under the Credit Agreement.  Storm Cat is also exploring numerous alternatives to improve liquidity, including raising capital, refinancing outstanding debt or the potential sale of assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORM CAT ENERGY CORPORATION

Date: August 14, 2008	By:	/s/ Paul Wiesner
Name: Paul Wiesner
Title: Chief Financial Officer